Exhibit 99.1

XL House
8 St. Stephen's Green
Phone + 353 (0)1 400 5500
Fax + 353 (0)1 405 2033
xlgroup.com

Press Release

Contact:

David Radulski	Carol Parker Trott
Investor Relations	Media Relations
(203) 964-3470	(441) 294-7290

XL Group plc announces retirement of Jamie Veghte, Chief Executive of Reinsurance Segment

Dublin, Ireland - October 8, 2014 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced that Jamie Veghte will retire as the Chief Executive of XL’s Reinsurance segment, effective December 31, 2014. The Company has begun a search for a new Reinsurance leader.

Commenting on the announcement, XL’s Chief Executive Officer Mike McGavick said: “On behalf of all my colleagues, I want to thank Jamie for his two decades of service to and stewardship of XL. In a tumultuous industry, Jamie has been steadfast, building our Reinsurance segment into the strong operation it is today - built on intelligent underwriting, solid judgment, and superior client and broker relationships - all of which are traits that come personally from Jamie’s leadership.

“Jamie has also built one of the finest teams in the industry. Their tenure and particular market knowledge has served us very well and we are extremely confident in the continued success of the franchise.”

Mr. Veghte was appointed as XL’s Reinsurance Chief in 2006. He previously served in various roles within XL including President of XL Re America, Chief Operating Officer of XL Re Europe and President of XL Re Latin America. Prior to joining XL, Jamie held various positions with Winterthur Reinsurance Company of America and Mid Ocean Re.

About XL Group plc

XL Group plc (NYSE:XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com

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